PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: William J. Wagner, President and Chief Executive Officer (814) 726-2140


               NORTHWEST BANCORP, INC. ANNOUNCES THE CONCLUSION OF
                         PUBLIC OFFERING OF COMMON STOCK

Warren, Pennsylvania, August 21, 2003: Northwest Bancorp, Inc. (Nasdaq/NMS:NWSB), the holding company for Northwest Savings Bank and Jamestown Savings Bank, has announced the conclusion of both the subscription offering and the community offering pursuant to the Northwest Bancorp, Inc. 2003 Stock Issuance Plan.

Northwest Bancorp, Inc. also announced that gross stock offering orders exceeded $115,000,000, the maximum of the offering range, and, therefore, available shares will be allocated in accordance with the priorities described in the Prospectus dated July 14, 2003. No further orders will be accepted by the Northwest Bancorp, Inc. Stock Information Center.

Northwest Bancorp, Inc. anticipates completing the stock offering on August 25, 2003 with the new shares to be traded on August 26, 2003. The offering price is $15.85 per share. The offering price has been determined by the Board of Directors of Northwest Bancorp, Inc., in consultation with Northwest Bancorp, Inc.'s financial advisor, Ryan Beck & Co. All shares of common stock will be sold at $15.85 per share. Stock certificates will be mailed as soon as possible after the completion of the offering.

At the conclusion of the stock offering, Northwest Bancorp, MHC, the mutual holding company for Northwest Bancorp, Inc., will contribute to Northwest Bancorp, Inc. a portion of the mutual holding company's 74.2% ownership interest in Northwest Bancorp, Inc. equal to the number of shares of common stock sold in the stock offering. As a result, and following cancellation of the shares contributed by Northwest Bancorp, MHC, the number of outstanding shares will be unchanged and the mutual holding company's total ownership interest in Northwest Bancorp, Inc. will be reduced to approximately 59% of the issued and outstanding shares of common stock. The stock offering will not alter the corporate structure; Northwest Bancorp, Inc. will maintain its "two-tier" mutual holding company structure.

Northwest Bancorp, Inc. is headquartered in Warren, Pennsylvania and currently operates 124 banking locations in Pennsylvania and five banking locations in Ohio through its subsidiary, Northwest Savings Bank. In addition, Northwest Bancorp, Inc. operates eight banking locations in western New York through its subsidiary, Jamestown Savings Bank. Northwest Bancorp, Inc. also operates 47 consumer finance offices located throughout Pennsylvania and two consumer finance offices in New York through its subsidiary, Northwest Consumer Discount Company.

Additional information regarding Northwest Bancorp, Inc. can be accessed on-line at www.northwestsavingsbank.com.

This release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

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In  addition  to  historical  information,  this  release  may  contain  certain forward-looking statements that are based on assumptions and information currently available to management. These forward-looking statements are subject to various risks and uncertainties including, but not limited to, economic, regulatory, competitive and other factors affecting the Company and its operations. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results may differ materially from those expressed or implied. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.